EXHIBIT 99.1

PRESS RELEASE

HERITAGE PROPANE PARTNERS, L.P. CHANGES NAME
TO ENERGY TRANSFER PARTNERS, L.P.

Tulsa, Oklahoma — February 23, 2004— Heritage Propane Partners, L.P. (NYSE:HPG) (the “Partnership”) announced today that effective March 1, 2004, the Partnership will change its name to Energy Transfer Partners, L.P. In addition, the Partnership’s common units will begin trading on the New York Stock Exchange under the ticker symbol “ETP” on that date.

“The change in the Partnership’s name is a natural extension of having recently combined the Partnership’s operations with Energy Transfer’s natural gas midstream operations,” said H. Michael Krimbill, President. “Our new name is synonymous with the wide-range of energy related operations in which the Partnership is engaged. Energy Transfer Partners reflects our focus on operations that aggregate and distribute a variety of energy products, including natural gas and propane, to wholesale and retail customers throughout the United States.”

Heritage Propane Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 2.5 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more that 650,000 customers from over 300 customer service locations in 31 states, extending from coast to coast, with concentration in the western, upper Midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.heritagepropane.com. For more information, please contact Michael L. Greenwood, Vice President — Finance, at 918-492-7272.